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WESTERN MASSACHUSETTS ELECTRIC COMPANY                                Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)

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
                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                            Year Ended December 31,                        3/31/97
                                                               1992         1993        1994        1995         1996    (unaudited)
                                                             -------      -------     -------     -------      -------      -------
Earnings:
     Net Income(Loss)                                         37,022       36,672 (a)  49,457      39,133        3,922       (6,030)
     Current Income Taxes                                     20,901       26,951      22,468      10,380        8,365       (1,307)
     Deferred Income Taxes                                    (2,600)         918      10,256       3,418       (3,438)       1,048
                                                             -------      -------     -------     -------      -------      -------
     Earnings before Income Taxes                             55,323       64,541      82,181      52,931        8,849       (6,289)

     Less: Undistributed Income from less
     than Fifty Percent Owned Companies                           24           66         294        (107)         628          964

     Add:  Fixed Charges                                      38,501       35,535      32,154      31,963       30,553       31,210
                                                             -------      -------     -------     -------      -------      -------
Earnings Available for Fixed Charges                          93,800      100,010     114,041      85,001       38,774       23,957


Fixed Charges:
     Interest on Long Term Debt                               30,855       28,759      25,998      25,041       22,503       22,455
     Amortization of Debt Discount and
       Expense, Less Premium                                     839        1,221       1,681       1,799        1,590        1,632
     Interest on Short Term Debt                                 546          502         150         153          220          463
     Other Interest                                              945          841         318         883        2,245        2,712
     Portion of Rents Representative of
     the Interest Factor                                       5,316        4,212       4,007       4,087        3,995        3,948
                                                             -------      -------     -------     -------      -------      -------
Total Fixed Charges                                           38,501       35,535      32,154      31,963       30,553       31,210




Ratio of Earnings to Fixed Charges                              2.43         2.81        3.54        2.65         1.26         0.76
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(a) Excludes the cummulative effect of an accounting change of $3.922 million.